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Exhibit 10.34
                                   AGREEMENT


                  THIS AGREEMENT is made as of the 20th day of March, 1996 by and among Brandywine Realty Trust, a Maryland real estate investment trust (the "Trust"), Richard M. Osborne ("RMO") and the Richard M. Osborne Trust ("RMO Trust") (RMO and the RMO Trust are collectively referred to herein as the "Holders").

                  WHEREAS, as of the date hereof, the Holders beneficially own an aggregate of 538,800 common shares of beneficial interest, par value $.01 per share ("Common Shares"), of the Trust; and

                  WHEREAS, the Trust desires to obtain from the Holders, and the Holders desire to obtain from the Trust, certain agreements, as set forth herein.

                  NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

                  1. Nomination of RMO to the Board. During the term hereof, but only for so long as the Holders are the beneficial owners of at least ten percent (10%) of the outstanding Common Shares), the Trust agrees to nominate either RMO or, in the discretion of RMO, any person designated by RMO who is reasonably acceptable to a majority of the Board of Trustees of the Trust for election to the Board of Trustees at each annual meeting of shareholders of the Trust at which elections to the Board of Trustees are to be held, provided that such agreement of the Trust shall terminate in the event (i) of the occurrence of any matter relating to RMO or such designee that would require disclosure by the Trust in any filing to be made by it with the Securities and Exchange Commission of any of the events enumerated in Item 401(f) of Regulation S-K, as now in effect or as amended from time to time (an "Item 401(f) Occurrence") or (ii) RMO or such designee takes any action which could reasonably be expected to have a material adverse effect on the Trust.

                   2. Waiver of Redemption Right. The Trust hereby waives its right arising under Subtitle 7 of Title 3 of the Maryland General Corporation Law to redeem any Common Shares currently owned by the Holders and any additional Common Shares or Convertible Securities (as hereinafter defined) acquired after the date hereof by the Holder up to the limits set forth in
Section 3 hereof.

                   3. Share Ownership Limitation. During the term hereof, Holders agree that they will not, directly or indirectly, purchase, acquire or own (of record or beneficially) any Common Shares or any securities (collectively, "Convertible Securities") which are or may become directly or indirectly convertible into or exercisable for Common Shares if the effect of the purchase, acquisition or ownership of such Common Shares or Convertible Securities would be to increase the aggregate percentage of Common Shares beneficially owned by the Holders to one-third or more of the outstanding Common Shares plus the Common Shares that would be outstanding if the Convertible Securities held by the Holders were converted or exercised. For purposes of this Agreement, beneficial ownership shall be determined in the manner prescribed by Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), but, for purposes of computing the percentage of outstanding Common Shares beneficially owned by the Holders, the Holders shall be deemed to be the beneficial owners of the total number of Common Shares into which the Convertible Securities may be converted or for which they may be exercised, whether or not such Convertible Securities are, at the time in question, then convertible or exercisable. In the event that the percentage of outstanding Common Shares beneficially owned by Holders falls below 9.8% during the term hereof, Holders will not thereafter increase their beneficial ownership of Common Shares above 9.8% during the term hereof without the prior consent of a majority of the Board of Trustees.

                   4. Proxy  Solicitations.  During  the term  hereof,
Holders agree that they will not: (i) other than, in the case of RMO or his designee, solely in his capacity as a Trustee, consistent with the position of
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a majority of the Board of Trustees, make or participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A promulgated pursuant to the Exchange Act) or become a "participant" in any "election contest" (as such terms are used in Regulation
14A) with respect to the Trust, (ii) seek to encourage any third person to vote Common Shares in opposition to the recommendation of a majority of the Board of Trustees, (iii) propose any change in the Declaration of Trust of the Trust or (iv) assist any attempt by any other person or entity to do any of the foregoing. During the term hereof, if the Holders learn of any efforts by any third party to (i) make or participate in, directly or indirectly, any solicitation of proxies or become a participant in any election contest with respect to the Trust, (ii) encourage any third person to vote Common Shares in opposition to the recommendation of a majority of the Board of Trustees, (iii) propose any change in the Declaration of Trust or (iv) assist any person or entity to do any of the foregoing, the Holders will promptly inform the Board of Trustees.

                   5. Voting of Common Shares. During the term hereof, the Holders agree to vote all Common Shares beneficially owned by them in accordance with the recommendations of a majority of the Board of Trustees on any matter submitted to a vote of shareholders other than on any of the following matters: (i) a merger, consolidation or liquidation of the Trust or a sale by the Trust of all or substantially all of its assets and (ii) any amendment to the Declaration of Trust of the Trust which, in the reasonable judgment of a majority of the Board of Trustees, adversely affects the rights of shareholders. In any event, during the term hereof, the Holders agree to vote all Common Shares beneficially owned by them in favor of (i) any financing for which shareholder approval is sought, including without limitation, any financing having the terms referenced in clause (ii) of the first sentence of Section 9(a), and (ii) the SSI/TNC Transaction, provided that, in each case, the financing or transaction is recommended by a majority of the Board of Trustees. As used herein, the term "SSI/TNC Transaction" means the transaction contemplated by the letter of intent among the Trust, Safeguard Scientifics, Inc. ("SSI") and The Nichols Company, which letter of intent is being executed on the date hereof.

                   6. Restrictions on Dispositions. During the term hereof, the Holders shall not, directly or indirectly, sell, assign, transfer or otherwise dispose of any Common Shares except: (i) in transactions under Rule 144 promulgated under the Securities Act of 1933, as amended; (ii) in a private transaction to any person who is not then a business competitor of the Trust and who, immediately following the transaction, would own less than five percent (5%) of the outstanding Common Shares; (iii) in response to a bona fide tender or exchange offer by a third party for at least 80% of the outstanding Common Shares and supported by a majority of the Board of Trustees; (iv) in a merger or statutory share exchange pursuant to which ownership of the Trust is acquired by a third party; or (v) pursuant to the laws of descent and distribution, provided that any person acquiring Common Shares pursuant to such laws of descent and distribution shall hold them for the balance of the term hereof subject to the agreements of the Holders contained in this Agreement. During the term hereof, the Holders agree to enter into a customary "lock-up" letter upon the request of the underwriters in connection with any public equity offering by the Trust, provided that all other holders of in excess of ten percent (10%) of the Common Shares execute a substantially similar letter.

                   7. REIT Status. During the term hereof, the Holders agree not to pursue any action which may disqualify the Trust's status as a real estate investment trust under the Internal Revenue Code of 1986.

                   8. Legend.   During  the  term  hereof,  the  Trust  may
cause any certificates evidencing Common Shares beneficially owned by the Holders to bear a legend indicating the existence of this Agreement.

                   9. Term.

                        a. The term of this Agreement shall be for a period ending on the earlier of the (i) third anniversary of the date of this Agreement or (ii) completion by the Trust of a public or private equity offering yielding (a) at least $35.0 million of net proceeds to the Trust at a
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price per share at least equal to the per share book value of the Common
Shares as of the end of the most recently preceding quarter or (b) at least $25.0 million of net proceeds, but less than $35.0 million of net proceeds, at a price per share of at least $5.50.

                        b. Notwithstanding anything herein to the contrary, this Agreement shall automatically terminate in the event that the Board of Trustees does not recommend to shareholders of the Trust, in connection with the first meeting of shareholders held after the date hereof, that they vote to restore voting rights on all Common Shares now or hereafter owned by the Holders so long as at no time shall the voting power on all Common Shares now or hereafter beneficially owned by the Holders equal or exceed one-third of the voting power of the capital stock of the Trust. In addition, notwithstanding anything herein to the contrary, RMO may terminate this Agreement on or after November 1, 1996 in the event that, on or prior to October 31, 1996, SSI has not executed an agreement containing (i) provisions substantially similar to those contained herein (other than the limitation contained in the first sentence of Section 3 hereof) and (ii) an agreement by SSI to vote any Common Shares it acquires from the Trust, during the term of this Agreement, either (a) for the election of RMO to the Board of Trustees so long as there has been no Item 401(f) Occurrence with respect to RMO or (b) for the election of a person designated by RMO and reasonably acceptable to a majority of the Board of Trustees; provided that RMO may not terminate this Agreement pursuant to the forgoing clause in the event that, prior to the exercise of such termination right, the Trust has previously furnished to its shareholders a proxy statement containing an unrevoked recommendation of the Board of Trustees that shareholders vote to restore voting rights on all Common Shares now or hereafter owned by the Holders so long as such ownership does not equal or exceed one-third of the outstanding Common Shares. In addition, in the event that negotiations of the SSI/TNC Transaction terminate (as determined by a majority of the Board of Trustees) prior to October 31, 1996 and the Trust has not then furnished such a proxy statement to its shareholders, containing such an unrevoked recommendation, RMO may, prior to such time as such a proxy statement is so furnished to its shareholders, terminate this Agreement.

                        c. In the event that shareholders of the Trust do not vote to restore voting rights on all Common Shares now or hereafter owned by the Holders up to the one-third limit referenced in subparagraph b above at the next meeting of shareholders, the Board of Trustees shall recommend to shareholders that such voting rights be restored at the succeeding meeting of shareholders. In connection with the next such meeting, and, if necessary, the succeeding meeting, the Board shall use its best efforts to obtain a favorable shareholder vote.

                        d. Nothing contained in this Section 9 shall affect the waiver contained in Section 2 hereof, which waiver is unconditional. Upon expiration or termination of the term, all rights and obligations of the parties hereto shall terminate, except for any rights arising out of the breach by a party hereto of his or its obligations hereunder.

                   10. Specific Performance and Remedies. The parties to this Agreement acknowledge and agree that irreparable damage would occur to the aggrieved party in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, and acknowledge and agree that termination of this Agreement and monetary damages would not provide adequate remedies. It is accordingly agreed that each of the parties shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States in addition to any other remedy to which it may be entitled at law or in equity, including, without limitation, monetary damages.

                        11. Expenses. All fees and expenses incurred by any party hereto shall be borne by the party incurring them; provided that if any party incurs expenses in an effort to enforce compliance by another party of its obligations hereunder and prevails in such effort, the prevailing party shall be entitled to recover such expenses from such other party.

                        12. Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, whether oral or written, among the parties hereto with respect to the subject
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matter hereof. This Agreement may not be amended orally, but may be amended only by an instrument in writing signed by each of the parties hereto.

                        13. Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto. Each such executed counterpart shall be, and shall be deemed, an original instrument, and all such executed counterparts shall be deemed to be one and the same instrument.

                        14. Notices. All notices given hereunder shall be in writing and delivered personally, or sent by telex, telecopier or registered mail, postage prepaid, or by overnight delivery service, if to:

                      The Trust

                      Two Greentree Centre
                      Suite 100
                      Marlton, NJ  08053
                      Telecopier No. (609) 797-0425


                      The Holders

                      7001 Center Street
                      Mentor, OH  44060
                      Telecopier No. (216) 255-8645

or to such other address, or such telex or telecopier number, as any party may, from time to time, designate in a written notice given in like manner. Notice given by overnight delivery service shall be deemed delivered on the day following the date the same is accepted for next day delivery by said service. Notice delivery by telecopier shall be deemed to be delivered when transmitted. Notice delivered personally shall be deemed to be delivered when delivered to the addressee.

                   15. Choice of Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland, without reference to the conflict of laws principles thereof.

                   16. Headings. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

                   17. No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                   18. Severability. If any clause, provision or section of this Agreement is held illegal or invalid by any court, the illegality or invalidity of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid clause, provision or section had not been contained herein. In case any agreement or obligation contained in this Agreement is held to be in violation of law, then such agreement or obligation shall be deemed to be the agreement or obligation of the applicable party hereto to the full extent permitted by law.


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                  IN WITNESS  WHEREOF,  the parties  hereto have executed this
Agreement as of the date first above written.

                          BRANDYWINE REALTY TRUST


                          By:      /s/  Gerard H. Sweeney
                                   -----------------------------
                                   President


                          RICHARD M. OSBORNE TRUST


                          By:      /s/  Richard M. Osborne
                                   -----------------------------
                                   Trustee



                                   /s/  Richard M. Osborne
                                   -----------------------------
                                   Richard M. Osborne